EXHIBIT 99.1

Washington Group International Integrated Engineering, Construction, and Management Solutions 720 Park Blvd./P.O. Box 73 Boise, Idaho 83729 • www.wgint.com	NEWS RELEASE

FOR RELEASE:

August 26, 2005

Washington Group International CEO Establishes Rule 10b5-1 Stock Trading Plan

BOISE, Idaho — Washington Group International, Inc. (Nasdaq: WGII) today announced that Stephen G. Hanks, president and chief executive officer, has adopted a pre-arranged stock trading plan in accordance with the company’s policies for stock transactions and the guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934.

Rule 10b5-1 permits officers and directors of public companies to set up written pre-arranged stock trading plans when they are not in possession of material, non-public information. Such plans establish pre-determined trading parameters for transactions to automatically take place without the exercise of any subsequent influence by the person adopting the plan. Using these plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact, and avoid concerns about transactions occurring at a time when they might possess non-public information.

Under Hanks’ 10b5-1 plan, which will become effective on December 1, 2005, he may systematically exercise employee stock options and sell up to 90,000 shares as part of his personal financial planning. Subject to certain market conditions, these sales are expected to take place periodically over a six-month period. These sales will represent approximately 24 percent of his current holdings. The planned sales are in accordance with recommendations from his financial advisors and are intended to further diversify his family’s investment portfolio and help meet estate planning goals. If all of the planned sales of shares under the Rule 10b5-1 plan are completed, he will continue to beneficially own and have restricted stock and vested and unvested options amounting to approximately 277,000 shares.  Any transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Security and Exchange Commission.

Other officers and directors of the company have also established stock trading plans under Rule 10b5-1, and others may establish such plans in the future.

Washington Group International, Inc. (www.wgint.com), with $3 billion in annual revenue, provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 25,000 employees at work in more than 30 countries, the company provides professional, scientific, management, and development services in markets including power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

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